Exhibit 5.1

[Perkins Coie LLP Letterhead]

November 6, 2017

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Ladies and Gentlemen:

We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation and filing of an automatic shelf registration statement on Form S-3 (the “Registration Statement”), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of 5,000,000 shares of its common stock, $0.01 par value (the “Common Stock”) with attached common share purchase rights (the “Rights”) pursuant to the Alliant Energy Corporation Shareowner Direct Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company; (iii) the Amended and Restated Rights Agreement dated as of December 11, 2008, between the Company and Wells Fargo Bank, National Association (the “Rights Agreement”), (iv) resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the Registration Statement and the issuance and sale of the Common Stock (and accompanying Rights) pursuant to the Plan and (v) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof (items (i) through (v) above collectively, the “Transaction Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Transaction Documents. For purposes of this opinion, we also assume that the Company will have obtained any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue and sell the Common Stock pursuant to the Plan.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that:

1. The shares of the Common Stock that may be issued pursuant to the Plan will be validly issued, fully paid and non-assessable when:

(a) the Registration Statement shall have become effective under the Securities Act,

(b) such shares of the Common Stock shall have been issued, sold and delivered pursuant to the terms of the Plan, including the due execution by the Company of any certificates representing such shares and the registration by its registrar of such shares, and

(c) the Company shall have received the consideration for such shares in accordance with the terms of the Plan.

2. The Rights, when the shares of Common Stock are issued in accordance with the terms of the Registration Statement, will be validly issued.

The foregoing opinions are subject to the following exclusions and qualifications:

A. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

B. Our opinion in paragraph 2:

(i) does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time;

(ii) assumes the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement;

(iii) addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights in their entirety.

Our opinions expressed above are limited to the laws of the State of Wisconsin and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP